Exhibit 99.1

Bright Mountain Media Completes Accretive Acquisition of CL Media Holdings d/b/a/ Wild Sky Media

Wild Sky Media Acquisition Brings Reach to a Diverse Audience with Over 30 Million Unique Visitors per Month

BOCA RATON, FL - June 08, 2020 - Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain Media” or the “Company”), an end-to-end digital media and advertising services platform, has acquired CL Media Holdings d/b/a/ Wild Sky Media (“Wild Sky”) from Centre Lane Credit Partners Master Credit Fund II, L.P. in a secured term loan and stock transaction. The acquisition of Wild Sky is expected to be immediately accretive to Bright Mountain Media.

Wild Sky Media, an interactive media company that offers significant global reach through its hyper-engaging content and niche audiences, has become a wholly-owned subsidiary of Bright Mountain Media. Wild Sky Media is the home to parenting and lifestyle brands CafeMom, Mom.com, LittleThings, Revelist, Babynamewizard and MamasLatinas, reaching over 360 million unique and diverse users annually. In fiscal 2019, Wild Sky generated total gross revenues of approximately $22.6 million with gross margins over 50%.

The transaction was completed on a debt-free and cash-free basis, free and clear of any liens and encumbrances for a total enterprise value of $15.0 million, in addition to 2.5 million shares of common stock of Bright Mountain Media, Inc. Centre Lane funded a $15.0 million first lien senior secured term loan to Bright Mountain Media to finance the purchase price at closing.

“The Wild Sky Media team has done an incredible job developing its brand, telling unique stories to a diverse group of parents with a digital portfolio that has become a leading voice in the space,” said Kip Speyer, Chairman and Chief Executive Officer of Bright Mountain Media. “Together, we will help Wild Sky Media reach consumers more efficiently while building out our portfolio of Bright Mountain Media owned websites. We look forward to working with their team to harness our innovations in digital media and advertising services, creating sustainable, long-term value for our shareholders.”

“This merger allows us to continue executing upon our mission of building the next generation of brands that young women can identify with,” said Emily Smith, Chief Executive Officer of Wild Sky Media. “Bright Mountain’s culture and technology, including its proprietary content and ad delivery platform, allows for a strategic and effective combination. We believe this will be a seamless, positive change for our team and enable accelerated growth in the remainder of 2020 and beyond.”

Greg Peters, President and Chief Operating Officer of Bright Mountain Media, commented: “Wild Sky Media’s portfolio is highly complementary to our growing end-to-end digital media and advertising services platform. When coupled with our proprietary content and ad delivery technologies, we are confident that their highly targeted audience of over 30 million unique visitors per month will deliver clear benefits to our stakeholders.”

About Wild Sky Media

Wild Sky Media tells the unique stories of our most diverse generation, offering massive global reach through its hyper-engaging content and access to niche, multicultural audiences. Wild Sky Media brands include parenting and lifestyle brands such as CafeMom, Mom.com, LittleThings, Revelist, Babynamewizard, and MamasLatinas, reaching over 30 million unique and diverse users per month. To learn more, please visit https://www.wildskymedia.com/.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) is an end-to-end digital media and advertising services platform, efficiently connecting brands with targeted consumer demographics. Through the removal of middlemen in the advertising services process, Bright Mountain Media efficiently connects brands with targeted consumer demographics while maximizing revenue to publishers. Bright Mountain Media’s assets include the Bright Mountain, LLC ad network, MediaHouse (f/k/a NDN), Oceanside (f/k/a S&W Media) and 24 owned and/or managed websites. For more information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to close the proposed acquisition of Inform, Inc., any the realization of any expected benefits from such transaction if closed. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission on May 14, 2020 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Contact:

Greg Falesnik or Luke Zimmerman

MZ Group - MZ North America

949-259-4987

BMTM@mzgroup.us

www.mzgroup.us